UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CNO Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
ADDITIONAL MATERIAL FOR PROXY STATEMENT
DATED APRIL 27, 2020
The following additional material provides updated information relating to our proxy statement dated March 26, 2020 delivered in connection with the annual meeting of stockholders of CNO Financial Group, Inc. (the “Company”) to be held via webcast at 8:00 a.m., Eastern Daylight Time, on May 8, 2020.
As discussed in the proxy statement, the Company’s Board of Directors has recommended a vote “FOR” Proposal 4, the advisory vote to approve the executive compensation of the Company’s named executive officers. Glass Lewis, one of the leading proxy advisory firms, has recommended a vote “FOR” Proposal 4. Another proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended a vote “AGAINST” Proposal 4 based on its view that the Company appeared to have paid former Chief Financial Officer, Erik M. Helding, severance following a voluntary separation.
This additional material clarifies that Mr. Helding’s separation was an involuntary termination by the Company without “Just Cause” (as such phrase is defined in his employment agreement), which triggered the payment of severance in accordance with the terms of his employment agreement. The payments made by the Company to Mr. Helding in connection with his separation from the Company were contractually required pursuant to the terms of his employment agreement. Mr. Helding did not receive any discretionary payments in connection with his separation.